Exhibit 5.1

July 19, 2011

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation

Public Offering of Common Stock and Notes

Ladies and Gentlemen:

We have acted as counsel to Capital One Financial Corporation, a Delaware corporation (the “Company”) in connection with: (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-159085 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the prospectus included therein; (iii) the prospectus supplement, dated July 14, 2011, filed with the Commission on July 14, 2011 pursuant to Rule 424(b) of the Securities Act (“the Equity Prospectus Supplement”); (iv) the prospectus supplement, dated July 14, 2011, filed with the Commission on July 15, 2011 pursuant to Rule 424(b) of the Securities Act (the “Debt Prospectus Supplement”); (v) the entry into by the Company of the letter agreements (the “Forward Sale Agreements”), dated July 14, 2011, with each of Barclays Capital Inc. and Morgan Stanley & Co. LLC pursuant to which the Company may issue up to an aggregate of 40,000,000 shares of common stock, par value $0.01, of the Company (the “Forward Settlement Shares”); and (vi) the offering by the Company pursuant to the Debt Prospectus Supplement of $250,000,000 aggregate principal amount of the Company’s Senior Floating Rate Notes due 2014 (the “Floating Notes”), $750,000,000 aggregate principal amount of the Company’s 2.125% Senior Notes due 2014 (the “2.125% Notes”), $750,000,000 aggregate principal amount of the Company’s 3.150% Senior Notes due 2016 (the “3.150% Notes”) and $1,250,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2021 (together with the Floating Notes, the 2.125% Notes and the 3.150% Notes, the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of November 1, 1996 between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Notes, the Officer’s Certificate dated July 19, 2011 setting forth the terms of the Notes, the Forward Sale Agreements and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our

July 19, 2011

examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. when the Forward Settlement Shares have been delivered in accordance with the Forward Sale Agreements for the consideration provided for therein, the Forward Settlement Shares will be validly issued, fully paid and non-assessable; and

2. the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and to the extent relevant for our opinions herein, the Delaware General Corporation Law and New York Business Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the Delaware General Corporation Law and New York Business Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any purported fraudulent transfer “savings” clause (iv) any provision waiving the right to object to venue in any court; or (v) any agreement to submit to the jurisdiction of any Federal court; (vi) any waiver of the right to jury trial.

July 19, 2011

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement, under the caption “Validity of the Common Stock” in the Equity Prospectus Supplement and under the caption “Validity of the Notes” in the Debt Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP